================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 2)*


                               SHOPKO STORES, INC.
                               -------------------
                                (Name of Issuer)


                       COMMON STOCK, PAR VALUE $0.01 SHARE
                       -----------------------------------
                         (Title of Class of Securities)

                                    824911101
                                 --------------
                                 (CUSIP Number)

                               NORRIS NISSIM, ESQ.
                            JOHN A. LEVIN & CO., INC.
                              ONE ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020
                            TEL. NO.: (212) 332-8400
                     --------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 with a copy to

                              JOHN C. KENNEDY, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064


                                 AUGUST 24, 2005
                     ---------------------------------------
                     (Date of Event which Requires Filing of
                                 this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject to this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
..

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

================================================================================

CUSIP NO.  824911101              SCHEDULE 13D                      PAGE 2 OF 11

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Levco Alternative Fund, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                              7    SOLE VOTING POWER
                                                   1,521,800
                 NUMBER OF                    ----------------------------------
                   SHARES
                BENEFICIALLY                  8    SHARED VOTING POWER
                  OWNED BY                         0
                    EACH                      ----------------------------------
                 REPORTING
                   PERSON                     9    SOLE DISPOSITIVE POWER
                    WITH                           1,521,800
                                              ----------------------------------

                                              10   SHARED DISPOSITIVE POWER
                                                   0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,521,800
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP NO.  824911101              SCHEDULE 13D                      PAGE 3 OF 11

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Purchase Associates, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                              7    SOLE VOTING POWER
                                                   93,400
                 NUMBER OF                    ----------------------------------
                   SHARES
                BENEFICIALLY                  8    SHARED VOTING POWER
                  OWNED BY                         0
                    EACH                      ----------------------------------
                 REPORTING
                   PERSON                     9    SOLE DISPOSITIVE POWER
                    WITH                           93,400
                                              ----------------------------------

                                              10   SHARED DISPOSITIVE POWER
                                                   0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         93,400
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO.  824911101              SCHEDULE 13D                      PAGE 4 OF 11

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Purchase Associates II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                              7    SOLE VOTING POWER
                                                   129,000
                 NUMBER OF                    ----------------------------------
                   SHARES
                BENEFICIALLY                  8    SHARED VOTING POWER
                  OWNED BY                         0
                    EACH                      ----------------------------------
                 REPORTING
                   PERSON                     9    SOLE DISPOSITIVE POWER
                    WITH                           129,000
                                              ----------------------------------

                                              10   SHARED DISPOSITIVE POWER
                                                   0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         129,000

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES
                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO.  824911101              SCHEDULE 13D                      PAGE 5 OF 11

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Alvarado Capital Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO

--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                              7    SOLE VOTING POWER
                                                   12,000
                 NUMBER OF                    ----------------------------------
                   SHARES
                BENEFICIALLY                  8    SHARED VOTING POWER
                  OWNED BY                         0
                    EACH                      ----------------------------------
                 REPORTING
                   PERSON                     9    SOLE DISPOSITIVE POWER
                    WITH                           12,000
                                              ----------------------------------

                                              10   SHARED DISPOSITIVE POWER
                                                   0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         12,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         less than 0.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO.  824911101              SCHEDULE 13D                      PAGE 6 OF 11

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         Levco GP, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                              7    SOLE VOTING POWER
                                                   234,000
                 NUMBER OF                    ----------------------------------
                   SHARES
                BENEFICIALLY                  8    SHARED VOTING POWER
                  OWNED BY                         0
                    EACH                      ----------------------------------
                 REPORTING
                   PERSON                     9    SOLE DISPOSITIVE POWER
                    WITH                           234,000
                                              ----------------------------------

                                              10   SHARED DISPOSITIVE POWER
                                                   0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         234,400
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP NO.  824911101              SCHEDULE 13D                      PAGE 7 OF 11

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         John A. Levin & Co., Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                              7    SOLE VOTING POWER
                                                   1,818,400
                 NUMBER OF                    ----------------------------------
                   SHARES
                BENEFICIALLY                  8    SHARED VOTING POWER
                  OWNED BY                         0
                    EACH                      ----------------------------------
                 REPORTING
                   PERSON                     9    SOLE DISPOSITIVE POWER
                    WITH                           1,818,400
                                              ----------------------------------

                                              10   SHARED DISPOSITIVE POWER
                                                   0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,818,400
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IA
--------------------------------------------------------------------------------

CUSIP NO.  824911101              SCHEDULE 13D                      PAGE 8 OF 11

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         BKF Capital Group, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OR ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                              7    SOLE VOTING POWER
                                                   1,818,400
                 NUMBER OF                    ----------------------------------
                   SHARES
                BENEFICIALLY                  8    SHARED VOTING POWER
                  OWNED BY                         0
                    EACH                      ----------------------------------
                 REPORTING
                   PERSON                     9    SOLE DISPOSITIVE POWER
                    WITH                           1,818,400
                                              ----------------------------------

                                              10   SHARED DISPOSITIVE POWER
                                                   0
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,818,400
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP NO.  824911101              SCHEDULE 13D                      PAGE 9 OF 11


         Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13D Statement, dated July 14, 2005, as amended by Amendment No. 2, dated August 23, 2005 (as amended, the "Schedule 13D"), relating to the common stock, par value $.01 per share (the "Common Stock"), of ShopKo Stores, Inc., a Wisconsin corporation (the "Company"). This Amendment No. 1 to the Schedule 13D is being filed on behalf of each of the following persons (each a "Reporting Person" and collectively, the "Reporting Persons"): (i) Levco Alternative Fund, Ltd., a Cayman Islands company ("Levco"),
(ii) Purchase Associates, L.P., a Delaware limited partnership ("Purchase"),
(iii) Purchase Associates II, L.P., a Delaware limited partnership ("Purchase II"), (iv) Alvarado Capital Partners, L.P., a Delaware limited partnership ("Alvarado"), (v) Levco GP, Inc., a Delaware corporation ("Levco GP"), (vi) John
A. Levin & Co., Inc., a Delaware corporation ("Levin & Co.") and (vii) BKF Capital Group, Inc., a Delaware corporation ("BKF").

Item 1.  SECURITY AND ISSUER.

         No material change.

Item 2.  IDENTITY AND BACKGROUND.

         No material change.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No material change

Item 4.  PURPOSE OF TRANSACTION.

         This Item 4 is hereby amended by adding the following:

         "After an evaluation of options, Levco, Purchase, Purchase II, Alvarado, Levco GP and Levin & Co., filed a Preliminary Proxy Statement on
Schedule 14A (the "Proxy Statement") dated August 24, 2005 with the Securities and Exchange Commission in connection with the September 14, 2005 special meeting of the shareholders of the Issuer. The Proxy Statement relates to the solicitation of proxies in opposition to the proposed Merger. A copy of the Proxy Statement has been attached as Exhibit 6.

         Except as stated above, there has been no change in the plans and intentions of the Reporting Persons."

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         No material change.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Not applicable.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 5: Joint Filing Agreement, dated August 24, 2005, among the Reporting Persons.

         Exhibit 6: Preliminary Proxy Statement on Schedule 14A as filed with the Securities and Exchange Commission dated August 24, 2005.

CUSIP NO.  824911101              SCHEDULE 13D                     PAGE 10 OF 11


                                   SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 24, 2005

                           LEVCO ALTERNATIVE FUND, LTD.

                           By: John A. Levin & Co., Inc., its investment adviser


                           By: /s/ Norris Nissim
                               ------------------------------------------------
                           Name:  Norris Nissim
                           Title: Vice President and General Counsel



                           PURCHASE ASSOCIATES L.P.

                           By: Levco GP, Inc., its managing general partner


                           By: /s/ Norris Nissim
                               ------------------------------------------------
                           Name:  Norris Nissim
                           Title: Vice President and General Counsel



                           PURCHASE ASSOCIATES II, L.P.

                           By:     Levco GP, Inc., its managing general partner


                           By: /s/ Norris Nissim
                               ------------------------------------------------
                           Name:  Norris Nissim
                           Title: Vice President and General Counsel



                           ALVARADO CAPITAL PARTNERS, L.P.

                           By: Levco GP, Inc., its managing general partner


                           By: /s/ Norris Nissim
                               ------------------------------------------------
                           Name:  Norris Nissim
                           Title: Vice President and General Counsel

CUSIP NO.  824911101              SCHEDULE 13D                     PAGE 11 OF 11



                           LEVCO GP, INC.

                           By: /s/ Norris Nissim
                               ------------------------------------------------
                           Name:  Norris Nissim
                           Title: Vice President and General Counsel



                           JOHN A. LEVIN & CO., INC.

                           By: /s/ Norris Nissim
                               ------------------------------------------------
                           Name:  Norris Nissim
                           Title: Vice President and General Counsel



                           BKF CAPITAL GROUP, INC.

                           By: /s/ Norris Nissim
                               ------------------------------------------------
                           Name:  Norris Nissim
                           Title: Vice President and General Counsel